SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
       SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
                DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                             LCI INTERNATIONAL, INC.
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             (Exact name of registrant as specified in its charter)

   Delaware                    0-21602                        13-3498232
----------------    ------------------------------   -------------------------
(State or other        (Commission File Number)          (I.R.S. Employer
jurisdiction of                                        Identification Number)
incorporation)


              4250 NORTH FAIRFAX DRIVE, ARLINGTON, VIRGINIA 22203
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              (Address of registrants principal executive offices)

                                 (703) 363-0220
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              (Registrant's telephone number, including area code)


               COMMON STOCK, 7.25% SENIOR NOTES DUE JUNE 15, 2007
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            (Title of each class of securities covered by this Form)

                                       N/A
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            (Titles of all other classes securities for which a duty
              to file reports under section 12(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)  [X]   Rule 12g-4(a)(2)(ii)   [ ]  Rule 12h-3(b)(2)(i)  [ ]

Rule 12g-4(a)(1)(ii) [ ]   Rule 12h-3(b)(1)(i)    [ ]  Rule 12h-3(b)(2)(ii) [ ]

Rule 12g-4(a)(2)(i)  [ ]   Rule 12h-3(b)(1)(ii)   [ ]  Rule 15d-6           [ ]


Approximate  number of holders of record as of the certification or notice date:
One (1)

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


         Pursuant to the requirements of the Securities Exchange Act of 1934, LCI International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


August 5, 1998                          LCI International, Inc.


                                        By:  /s/ MARC B. WEISBERG
                                           -------------------------------
                                                 Marc B. Weisberg
                                                 Vice President


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